Exhibit 99.1

Columbia Sportswear Company Reports Record Fourth Quarter and Fiscal Year 2004 Results

    PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 27, 2005--Columbia
Sportswear Company (Nasdaq:COLM):

    Highlights:

    -- Fourth quarter global sales increased 17.2 percent to $301.8 million, a fourth quarter record.

    -- Fourth quarter net income increased 22.4 percent to a record $39.4 million, or $0.97 per diluted share, compared to $0.79 last year.

    -- Fiscal 2004 global sales were nearly $1.1 billion, a 15.1 percent increase over 2003 results.

    --  Fiscal 2004 net income increased 15.4 percent to a record
        $138.6 million, or $3.40 per diluted share, compared to $2.96 for 2003.

    Columbia Sportswear Company (Nasdaq:COLM), a global leader in the active outdoor apparel and footwear industries, today announced record fourth quarter net sales of $301.8 million for the quarter ended December 31, 2004, an increase of 17.2 percent over net sales of $257.4 million for the same period of 2003. The Company reported record net income for the fourth quarter of $39.4 million, a 22.4 percent increase over net income of $32.2 million for the same period of 2003. Earnings per share for the fourth quarter of 2004 were $0.97 (diluted) on 40.6 million weighted average shares, compared to earnings per share of $0.79 (diluted) for the fourth quarter of 2003 on 40.9 million weighted average shares.
    Compared to the fourth quarter of 2003, U.S. sales increased 15.4 percent to $181.1 million, Other International sales increased 25.3 percent to $44.1 million, European sales increased 18.9 percent to $44.0 million, and Canadian sales increased 15.2 percent to $32.6 million for the fourth quarter of 2004.
    Excluding changes in currency exchange rates, consolidated net sales increased 14.6 percent, Other International sales increased 22.2 percent, European sales increased 9.7 percent, and Canadian sales increased 6.5 percent for the fourth quarter of 2004, compared to the same period last year.
    For the fourth quarter of 2004, sportswear sales increased 37.5 percent to $80.7 million, outerwear sales increased 10.5 percent to $154.7 million, footwear sales increased 18.9 percent to $52.8 million, equipment sales increased 11.1 percent to $1.0 million and accessories sales decreased 6.0 percent to $12.6 million, compared to the fourth quarter of 2003.
    Tim Boyle, Columbia's president and chief executive officer, commented, "We are very pleased with our outstanding fourth quarter financial results. Despite unseasonable weather conditions in many key markets, sales growth was exceptional in our sportswear and footwear product categories, and sales of outerwear products were strong in Europe and Other International markets. Our diversified line of outdoor products and the expanding geographic presence of our brands were key drivers of overall sales growth during the fourth quarter."

    Fiscal 2004 Results

    For 2004, the Company reported net sales of $1,095.3 million, an increase of 15.1 percent over net sales of $951.8 million for 2003. The Company reported record net income for 2004 of $138.6 million, a
15.4 percent increase over net income of $120.1 million for 2003. Earnings per share for 2004 were $3.40 (diluted) on 40.8 million weighted average shares, compared to earnings per share of $2.96 (diluted) for 2003 on 40.6 million weighted average shares.
    Compared to 2003, U.S. sales increased 11.7 percent to $666.7 million, European sales increased 26.0 percent to $170.3 million, Other International sales increased 25.0 percent to $141.4 million, and Canadian sales increased 9.6 percent to $116.9 million for 2004.
    Excluding changes in currency exchange rates, consolidated net sales increased 12.1 percent, Other International sales increased 21.7 percent, European sales increased 14.0 percent, and Canadian sales increased 2.0 percent, compared to 2003.
    For 2004, sportswear sales increased 27.3 percent to $396.4 million, footwear sales increased 24.2 percent to $184.6 million, outerwear sales increased 3.7 percent to $460.3 million, equipment sales increased 68.1 percent to $7.9 million, and accessories sales increased 6.0 percent to $46.1 million, compared to 2003.
    Mr. Boyle commented, "During 2004, we made significant personnel and distribution related investments, which we believe were necessary to help us maintain our operational excellence and continue to develop exceptional products. We are confident that these expenditures, consistent with prior investments in our design, merchandising, sourcing and distribution infrastructure, will help us create and exploit long-term growth opportunities and diversify our revenue base as we strengthen our position as a comprehensive outdoor brand."

    Stock Repurchase

    In 2004, our board of directors authorized a purchase of up to $100 million of Columbia common stock. During the fourth quarter, we repurchased approximately 145,000 shares at an aggregate purchase price of $7.9 million. We have repurchased a total of approximately 885,000 shares at an aggregate purchase price of $47.6 million since the inception of the program. Today, our board of directors authorized the repurchase of an additional $100 million of Columbia common stock in market or negotiated transactions. The repurchase program does not obligate the Company to acquire any specific number of shares or acquire shares over any specified period of time.

    Guidance

    Mr. Boyle continued, "Based on our current outlook and our spring order backlog, we currently believe that our strategies will enable us to generate first quarter 2005 revenue growth of approximately 15 percent and we expect net income to remain flat compared to the first quarter of 2004. As a reminder, spring product sales account for a relatively small percentage of our overall business; the bulk of our revenues and profits historically come in the second half of the year. It is difficult for us to gauge revenue and profitability levels for the full year 2005 until we have more visibility into the fall 2005 season. In keeping with our standard practice, we will announce our fall 2005 backlog in our first quarter 2005 earnings release. At that time we will give guidance for the full year. Please note that these projections are forward-looking in nature and are based on backlog and forecasts, which may change, perhaps significantly."
    The Company will host a conference call to elaborate on fourth quarter and full year 2004 results on Thursday, January 27, 2005 at 5:00 p.m. Eastern. The call will include discussions regarding the Company's fourth quarter 2004 performance in general, the Company's geographic and merchandise category performance, and the Company's future opportunities. To participate, please dial 800-257-6566 in the United States (outside the United States, please dial 303-262-2140) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company's website at www.columbia.com, where it will remain available until February 11, 2005.
    Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, please visit the Company's website at www.columbia.com.

    This press release contains forward-looking statements, including Mr. Boyle's statements regarding anticipated revenues and earnings for the first quarter of 2005 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, under the heading "Factors That May Affect Our Business and the Price of Our Common Stock," and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K.

    Risks and uncertainties that may affect our future revenues and earnings include growth trends in the industry in general; local, national, and international economic conditions; the financial health of our customers; intense competition in the industry (which we expect to increase); the effects of unseasonable weather on consumer demand for our products; international risks, including foreign laws and regulations, trade disruptions, political instability in foreign markets, exchange rate fluctuations, and changes in quotas and tariffs or other duties; business disruptions and costs arising from disease outbreaks, disasters, acts of terrorism or military activities around the globe; our dependence on key personnel; the effective implementation of our Kentucky distribution center and expansion of our other distribution facilities; our ability to fully and cost-effectively integrate Sorel and Mountain Hardwear into our existing operations; our ability to effectively deliver our products to customers in a timely manner despite potential service interruptions; our reliance on product acceptance by consumers; our dependence on independent manufacturers and suppliers; the effectiveness of our sales and marketing efforts; our ability to achieve and manage growth effectively; the operations of our own and third party computer systems; and our ability to establish and protect our intellectual property. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.


                     COLUMBIA SPORTSWEAR COMPANY
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                                                      December 31,
                                                   -------------------
                                                     2004      2003
                                                    --------  --------
 Current Assets:
   Cash and cash equivalents                       $290,228  $264,585
   Accounts receivable, net                         267,653   206,024
   Inventories                                      165,426   126,808
   Deferred tax asset                                22,190    17,442
   Prepaid expenses and other current assets         10,536     5,371
                                                    --------  --------
       Total current assets                         756,033   620,230

 Property, plant and equipment, net                 155,013   126,247
 Intangibles and other assets                        38,398    37,289
                                                    --------  --------
       Total assets                                $949,444  $783,766
                                                    ========  ========
 Current Liabilities:
   Accounts payable                                $ 78,309  $ 62,432
   Accrued liabilities                               63,371    51,858
   Current portion of long-term debt                  5,216     4,596
                                                    --------  --------
       Total current liabilities                    146,896   118,886

 Long-term debt and other liabilities                22,298    24,051
 Shareholders' equity                               780,250   640,829
                                                    --------  --------
       Total liabilities and shareholders' equity  $949,444  $783,766
                                                    ========  ========


                CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                             Three Months Ended   Twelve Months Ended
                                 December 31,         December 31,
                             ------------------- ---------------------
                               2004      2003       2004       2003
                              --------  --------  ----------  --------
Net sales                    $301,776  $257,429  $1,095,307  $951,786
Cost of sales                 167,344   137,024     597,373   511,101
                              --------  --------  ----------  --------
  Gross profit                134,432   120,405     497,934   440,685
                                 44.5%     46.8%       45.5%     46.3%
Selling, general, and
 administrative                74,993    70,094     290,538   252,307
Net licensing income             (960)     (524)     (4,032)   (1,811)
                              --------  --------  ----------  --------
Income from operations         60,399    50,835     211,428   190,189

Interest income, net             (620)     (256)     (3,493)     (480)
                              --------  --------  ----------  --------
Income before income tax       61,019    51,091     214,921   190,669

Income tax provision           21,662    18,904      76,297    70,548
                              --------  --------  ----------  --------
Net income                   $ 39,357  $ 32,187  $  138,624  $120,121
                              ========  ========  ==========  ========
Net income per share:
  Basic                      $   0.98  $   0.80  $     3.44  $   3.01
  Diluted                        0.97      0.79        3.40      2.96
Weighted average shares
 outstanding:
  Basic                        40,024    40,131      40,266    39,953
  Diluted                      40,609    40,918      40,812    40,591


    CONTACT: Columbia Sportswear Company
             David W. Kiser, 503-985-4584